Exhibit 4.8


                    AMENDMENT TO LOAN AND SECURITY AGREEMENT


This AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment"), dated as of this 30th day of October 1999, between Coast Business Credit(R), a division of Southern Pacific Bank ("Coast") and Research, Incorporated ("Borrower"), is made in reference to the following agreed upon facts:

            E. Borrower previously entered into a Loan and Security Agreement with Coast dated December 17, 1998 (as the same may be amended, supplemented or modified from time to time, the "Loan Agreement").

            F. Borrower has a subsidiary in the United Kingdom called Research Incorporation Limited which Borrower plans to close as soon as possible and discontinue Research Incorporation Limited as a subsidiary of Borrower (the "UK Closure").

            G. Borrower has requested that Coast approve the UK Closure. Coast is willing to agree to said request and to amend the Loan Agreement on the terms and subject to the conditions set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing recitals and the terms and conditions hereof, the parties do hereby agree as follows, effective as of the date set forth above:

            1. Definitions. Terms used herein, unless otherwise defined herein, shall have the meanings set forth in the Loan Agreement

            2. Recitals. Recitals A through C are incorporated herein as though set forth in full.

            3. Consent. Subject to the terms and conditions of this Amendment, Coast hereby consents to the UK Closure. The foregoing is a one-time consent only and shall apply only to the matters and time periods specifically set forth in this Amendment. Without limiting the generality of the foregoing, this consent shall not apply to any future transactions whether or not similar to the UK Closure.

            4. Amended Definitions. Certain definitions set forth in Section 1 of the Loan Agreement are deleted or amended as set forth below:

                   a. The definition of "Eligible Receivables" is amended as
            follows:

      i. by deleting the phrases ", ELIGIBLE UK RECEIVABLES," and "OR RESEARCH LIMITED" from the first paragraph of such definition; and

      ii. by deleting the phrase "AND ELIGIBLE UK RECEIVABLES," from paragraph
      (e) of such definition.

                   b. The definition of "Eligible UK Receivables" is deleted.

            5. Loans. The Section of the Schedule entitled "SECTION 2. CREDIT FACILITIES," is hereby amended by deleting subsection (a) in its entirety and substituting the following in lieu thereof:

            "RECEIVABLE LOANS IN AN AMOUNT NOT TO EXCEED 85% OF THE AMOUNT OF ELIGIBLE RECEIVABLES (AS DEFINED IN SECTION 1 OF THE AGREEMENT), PROVIDED THAT ADVANCES AGAINST ELIGIBLE FOREIGN RECEIVABLES SHALL NOT EXCEED TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000)."

            6. Covenants. In order to induce Coast to enter into this Agreement, Borrower covenants that Borrower will at all times comply with all of the following covenants:

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                   a. Borrower will promptly remit to Coast the net proceeds
(after the direct costs of the UK Closure incurred by Research Incorporation Limited) from the liquidation of all Collateral located in the United Kingdom.

                   b. Borrower represents, warrants, and covenants that Research Limited will not generate any further Receivables after November 30, 1999.

            7. Modification Fee. In consideration of this Amendment and in addition to all other fees and charges, Borrower shall pay to Coast a modification fee of One Thousand Dollars ($1,000), which fee is fully earned as of the date hereof and shall be payable on the date hereof.

            8. Reaffirmation. Except as modified by the terms herein, the Loan Agreement and the other Loan Documents remain in full force and effect. If there is any conflict between the terms and provisions of this Amendment and the terms and provisions of the Loan Agreement or documents related thereto, the terms and provisions of this Amendment shall govern.

            9. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Amendment may be executed by facsimile signatures.

            10. Governing Law. This Amendment shall be governed by and construed according to the laws of the State of California.

            11. Attorneys' Fees; Costs; Jury Trial Waiver. Borrower agrees to pay, on demand, all attorneys' fees and costs incurred in connection with the negotiation, documentation and execution of this Amendment. If any legal action or proceeding shall be commenced at any time by any party to this Amendment in connection with its interpretation or enforcement, the prevailing party or parties in such action or proceeding shall be entitled to reimbursement of its reasonable attorneys' fees and costs in connection therewith, in addition to all other relief to which the prevailing party or parties may be entitled. Each of Coast and Borrower hereby waives its right to trial by jury in any such action or proceeding.


                                       RESEARCH, INCORPORATED

                                       By: /s/ Richard L. Grose
                                           --------------------
                                       Title: Treasurer


                                       COAST BUSINESS CREDIT, a division of
                                       Southern Pacific Bank

                                       By: /s/ Roger Schnurr
                                           -----------------
                                       Title: Vice President